UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2021

Performance Food Group Company
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37578	43-1983182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia	23238
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 484-7700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PFGC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The information set forth under “Estimated Fourth Quarter 2021 Financial Results” in Item 8.01 below is incorporated herein by reference.

ITEM 8.01.	OTHER EVENTS.

On July 12, 2021, Performance Food Group Company (the “Company”) issued a press release to announce that its indirect subsidiary, Performance Food Group, Inc. (the “Issuer”), intends, subject to market and other conditions, to offer $780 million in aggregate principal amount of senior notes due 2029 (the “Notes Offering”). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. In addition, set forth below are certain updates with respect to the Company’s business and results of operations included in the offering memorandum for the Notes Offering.

Estimated Fourth Quarter 2021 Financial Results

The following presents selected preliminary unaudited financial data for the fiscal quarter ended July 3, 2021. The Company’s consolidated financial statements as of, and for, the fiscal quarter and year ended July 3, 2021, are not yet available. The following information reflects the Company’s preliminary estimates based on currently available information. The Company’s financial closing procedures for the fiscal quarter and year ended July 3, 2021, are not yet complete and, as a result, its final results upon completion of its closing procedures may vary from the preliminary estimates described below. The Company expects to complete its closing procedures with respect to the fiscal quarter and year ended July 3, 2021 after the completion of this offering. The estimates were prepared by the Company’s management, based upon a number of assumptions, in connection with preparation of its financial statements and completion of its preliminary review for the fiscal quarter and year ended July 3, 2021. Additional items that would require material adjustments to the preliminary financial information may yet be identified. In addition, the Company’s estimate with respect to Adjusted EBITDA excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. Management cannot estimate the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the closest corresponding GAAP financial measure for its estimate of Adjusted EBITDA for the fiscal quarter ended July 3, 2021.

Estimates of results are inherently uncertain and subject to change, and the Company undertakes no obligation to update this information. These estimates, including Adjusted EBITDA, should not be viewed as a substitute for interim financial statements prepared in accordance with U.S. GAAP. In addition, the preliminary results are not necessarily indicative of the results that may be reported for any future periods. The Company’s independent registered public accounting firm has not conducted a review of, and does not express an opinion or any other form of assurance with respect to, these preliminary estimates.

For the fiscal quarter ended July 3, 2021, the Company estimates net sales was at least $8.8 billion and Adjusted EBITDA was at least $190 million. These estimates include the impact of a 53rd week, which occurred in the fiscal quarter ended July 3, 2021.

Redemption of 5.500% Notes due 2024

Prior to the closing of the Notes Offering, pursuant to the provisions of the indenture governing the 5.500% Senior Notes due 2024 (the “2024 Senior Notes”), the Issuer intends to deliver a notice to the holders of our 2024 Senior Notes for the redemption (the “2024 Notes Redemption”) of all of the remaining outstanding principal amount of its 2024 Senior Notes. The Issuer cannot assure you that it will consummate the 2024 Notes Redemption on the terms and at the time contemplated herein, if at all.

The consummation of the Notes Offering is not conditioned on the consummation of the 2024 Notes Redemption.

Liquidity Update

As of March 2021, on a pro forma basis giving (after giving effect to the Transactions (as defined below)), the Company would have had approximately $2.5 billion of additional borrowing capacity under PFGC, Inc.’s, a wholly-owned subsidiary of the Company, and the Issuer’s asset-based revolving loan facility (the “ABL Facility”) (based on its estimated pro forma borrowing base as of March 2021, which fluctuates from time to time).

Amendment of ABL Facility

In connection with the proposed acquisition of Core-Mark Holding Company, Inc. by the Company (the “Proposed Core-Mark Acquisition”), PFGC, Inc. and the Issuer are currently seeking an amendment and restatement of the ABL Facility credit agreement that would, among other things, provide an additional $1.0 billion of revolving and term loan commitments, for a total of up to $4.0 billion (the “ABL Amendment”). It is anticipated that the amendment will be conditioned, among other things, upon the consummation of the Proposed Core-Mark Acquisition substantially concurrently thereto.

The ABL Amendment, the 2024 Notes Redemption, the Proposed Core-Mark Acquisition and the Notes Offering are collectively referred to the “Transactions.”

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued by Performance Food Group Company, dated July 12, 2021
104	Cover page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY

Date: July 12, 2021	By:	/s/ A. Brent King
Name: A. Brent King
Title: Senior Vice President, General Counsel and Secretary